Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.663.0150

CSP Inc. Reports Second-Quarter Fiscal 2012 Financial Results

BILLERICA, MA, May 9, 2012 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions, systems integration services and dense cluster computing systems, today reported financial results for the second quarter of fiscal 2012 ended March 31, 2012.

For the second quarter of fiscal 2012, total sales increased 8% to $19.0 million from $17.6 million for the second quarter of 2011. For the six-month period, sales grew 5% to $40.1 million from $38.3 million in the year-earlier period.

Gross margin for the second quarter of fiscal 2012 increased to 24.8% compared with 24.1% in the second quarter a year ago. The year-over-year increase in gross margin was the result of greater Systems segment royalty revenue. Gross margin increased to 23.8% in the first six months of fiscal 2012 from 22.9% in the same period of fiscal 2011.

Net income for the second quarter of fiscal 2012 increased to $442 thousand, or $0.13 per diluted share, compared with net income of $286 thousand, or $0.08 per diluted share, in the second quarter of fiscal 2011. For the six-month period, net income grew 34% to $903,000, or $0.26 per diluted share, from $675,000, or $0.19 per diluted share, in the same period in fiscal 2011.

Cash and short-term investments decreased to $14.8 million compared with $15.9 million at year end fiscal 2011. The decline was primarily the result of a decrease in accounts payable and accrued expenses, an increase in other assets and prepaid items, an increase in accounts receivable, and the payment of the annual dividend. These items were partially offset by an increase in deferred revenue, higher net income and a decrease in inventories. CSP's cash position may vary significantly from quarter to quarter due to the high working capital requirements needed to fund large projects at both its Systems and its Services and Systems Integration segments.

Management Comments
“We reported another quarter of solid financial results as we leveraged 8% growth in sales for the second quarter into a 55% increase in net income,” said CSP Chairman and Chief Executive Officer Alexander R. Lupinetti. “Our gross margins continued to be strong at 24.8% in the quarter, driven by greater Systems segment royalty revenue.”

“At our Systems segment, we recorded $2.0 million in royalties from Lockheed Martin for three E2D Advanced Hawkeye aircraft as part of phases 3 and 4 of the Low Rate Initial Production Phase,” said Lupinetti. “We have received royalty revenue for four planes thus far under the purchase order for a total of 10 planes. We now expect that we could receive royalty revenue for between six and 10 planes in fiscal 2012. Shortly after the close of the quarter, we introduced the TeraXP Embedded Server for OpenVPX with Intel Xeon processors that uses fiber optic interconnects to enable customers to seamlessly upgrade to higher processing or switching speeds. These new servers are ideal for a broad range of radar, sonar, ISR and EW applications.”

Exhibit 99.1

“Service and Systems Integration segment revenue increased 9% for the quarter, driven by sales growth at both our Germany and UK businesses,” said Lupinetti. “A year-over-year sales decline in the US was the result of lower sales from our large hosting customer. Sales to this customer are inherently lumpy. Growth in Germany was again driven by revenue from the build-out of a Global Security Operations Center for one of the largest mobile telecommunications network companies in the world. We are encouraged by the robust sales pipelines across all three Service and Systems Integration locations.”
“Given our expectations for Systems royalty revenues in the second half of the year as well as a solid pipeline of opportunities in the Service and Systems Integration segment, we are increasingly optimistic that fiscal 2012 will shape up to be a strong year,” concluded Lupinetti.

Conference Call Details
CSP Chairman and Chief Executive Officer Alexander R. Lupinetti, and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSP's financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company's website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing (877) 709-8155 or (201) 689-8881. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSP's website.

About CSP Inc.

Based in Billerica, Massachusetts and founded in 1968, CSP Inc. and its subsidiaries develop and market IT integration solutions and high-performance computer systems to meet the diverse requirements of our industrial, commercial, and defense customers worldwide.

CSP's Systems segment includes the MultiComputer Division, which designs and manufactures commercial high-performance computer signal processing systems for a variety of complex real time applications in defense and commercial markets.  The Company's MODCOMP Inc. subsidiary, also part of its Service and Systems Integration segment was founded in 1970, and has offices in the U.S., U.K. and Germany. Modcomp provides solutions and services for complex IT environments including storage and servers, unified communications solutions, IT security solutions and consulting services. More information about CSP is available on the company's website at www.cspi.com.

To learn more about MODCOMP, Inc., consult www.modcomp.com.

Safe Harbor
The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, those relating to the expectation that CSP could receive royalty for between six and ten planes, sales decline in US was the result of lower sales from our large hosting customer and the robust sales pipelines across all three Service and Systems Integration locations. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2012	September 30, 2011
Assets
Current assets:
Cash and short-term investments	$14,833	$15,874
Accounts receivable, net	14,215	13,148
Inventories	5,960	6,777
Other current assets	3,086	2,079
Total current assets	38,094	37,878
Property, equipment and improvements, net	947	833
Other assets	4,489	4,397
Total assets	$43,530	$43,108

Liabilities and Shareholders’ Equity
Current liabilities	$15,771	$15,870

Pension and retirement plans	9,085	9,056
Non-current liabilities	299	286
Shareholders’ equity	18,375	17,896
Total liabilities and shareholders’ equity	$43,530	$43,108

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the three months ended,		For the six months ended,
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Sales:
Product	$12,125	$12,767	$27,279	$28,058
Service	6,904	4,862	12,843	10,198
Total sales	19,029	17,629	40,122	38,256

Cost of Sales:
Product	10,610	9,961	23,375	23,376
Service	3,704	3,419	7,209	6,103
Total cost of sales	14,314	13,380	30,584	29,479

Gross profit	4,715	4,249	9,538	8,777

Operating expenses:
Engineering and development	474	508	857	1,018
Selling, general & administrative	3,572	3,310	7,248	6,685
Total operating expenses	4,046	3,818	8,105	7,703

Operating income (loss)	669	431	1,433	1,074

Other income (loss), net	(36)	(1)	(70)	(22)

Income (loss) before income taxes	633	430	1,363	1,052
Provision (benefit) for income taxes	191	144	460	377

Net income (loss)	$442	$286	$903	$675

Net income(loss) attributable to common stockholders	$434	$282	$888	$666

Income (loss) per share - basic	$0.13	$0.08	$0.26	$0.19
Weighted average shares outstanding - basic	3,363	3,437	3,360	3,455

Income (loss) per share - diluted	$0.13	$0.08	$0.26	$0.19
Weighted average shares outstanding - diluted	3,401	3,471	3,398	3,491